UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: February 20, 2015

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)	Compensatory Arrangements of Certain Officers.

Amended and Restated Executive Employment Agreement for Michael Sullivan. On February 20, 2015 the Board of Directors (the “Board”) of Oragenics, Inc. (the “Company”), after recommendation by the Compensation Committee (“Committee”) of the Board, approved the amendment and restatement of the Company’s Chief Financial Officer, Michael Sullivan’s Executive Employment Agreement, to be effective January 1, 2015.

The Amended and Restated Executive Employment Agreement (the “A&R Employment Agreement”) of Mr. Sullivan was amended and restated to provide for the following changes:

1.	The percentage of base salary eligible for bonus awards was set as previously disclosed for Mr. Sullivan at up to 35% of base salary.

2.	A provision was added in Mr. Sullivan’s agreement to provide for the clawback of bonuses pursuant to the Board’s adoption of a clawback policy. In the A&R Employment Agreement Mr. Sullivan acknowledges and agrees that any incentive-based compensation paid to him will be subject to clawback or repayment to the extent such clawback or repayment is required by the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time, or as required by law.

3.	A provision was added whereby Mr. Sullivan would be required to release the Company as a condition to receiving any severance benefit provided by his A&R Employment Agreement with the form of release added and attached as an exhibit to his A&R Employment Agreement.

4.	The definition of a change of control in the prior agreement was revised to align it with the definition of a change in control set forth in the Company’s 2012 Equity Incentive Plan.

Other than as set forth above the terms of the employment agreement for Mr. Sullivan as previously described in the Company’s proxy statement remained the same.

The foregoing description of the material terms of the A&R Employment Agreement is qualified in its entirety by the specific terms of the A&R Employment Agreement which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

New Employment Agreement for Albert Fosmoe.

The Board and Committee also approved a new Executive Employment Agreement with Mr. Albert Fosmoe. The terms of Mr. Fosmoe’s employment agreement are substantially similar to Mr. Sullivan’s A&R Employment Agreement. Mr. Fosmoe’s title is Senior Vice President of Operations/Product Development and his annual base salary is $232,000. Mr. Fosmoe is eligible for bonuses of up to 25% of his base salary.

The foregoing description of the material terms of Mr. Fosmoe’s Employment Agreement is qualified in its entirety by the specific terms of the Employment Agreement which is attached as Exhibits 10.2 to this Form 8-K and is incorporated herein by reference.

Fiscal 2015 Cash Bonus Performance Objectives.

On February 20, 2015, the Board approved the 2015 cash bonus program for Mr. Sullivan, Dr. Martin Handfield, the Company’s Senior Vice President-Discovery Research, and Mr. Fosmoe recommended by the Committee. Under such cash bonus program Mr. Sullivan, Dr. Handfield and Mr. Fosmoe are eligible for cash bonuses of up to $76,650, $48,900, and $58,075 respectively, equaling up to 35%, 25% and 25% of their respective base salaries (each a “Bonus Target”).

The bonuses payable to Mr. Sullivan will be based upon the achievement of the following objectives:

(i) Up to 30% of the Bonus Target for achievement of a successful pre-Individual New Drug (“IND”) meeting with the FDA, within designated timing parameters in 2015;

(ii) Up to 20% of the Bonus Target for meeting operational objectives tied to consumer probiotic business, including sales and licensing initiatives;

(iii) Up to 30% of the Bonus Target for financial performance objectives related to the Company’s raising capital and finalizing an approved budget and incentive plan for 2016;

(iv) Up to 10% of the Bonus Target for research and development objectives related to lantibiotics; and

(v) Up to 10% of the Bonus Target designated to be discretionary as determined by the Board.

The bonuses payable to Dr. Handfield and Mr. Fosmoe will be based upon the achievement of the following objectives:

(i) Up to 30% of the Bonus Target for achievement of a successful pre-IND meeting with the FDA, which shall be measured by no change in the timeline for filing the IND in 2015;

(ii) Up to 10% of the Bonus Target for meeting operational objectives tied to consumer probiotic business, including sales and licensing initiatives;

(iii) Up to 10% of the Bonus Target for financial performance objectives related to the Company’s raising capital and finalizing an approved budget and incentive plan for 2016;

(iv) Up to 40% of the Bonus Target for research and development objectives related to lantibiotics; and

(v) Up to 10% of the Bonus Target designated to be discretionary as determined by the Board.

Each of Mr. Sullivan, Dr. Handfield and Mr. Fosmoe are also eligible for an additional 10% of Bonus Target should the Pre-IND meeting occur at an earlier than currently anticipated basis.

Item 5.08. Shareholder Director Nominations.

The Company has tentatively set Thursday, July 16, 2015 as the date for its 2015 annual meeting of shareholders. The date will be later than the prior year’s annual meeting which was held on May 30, 2014. Because the date of the meeting is more than 30 days later then the anniversary of the Company’s 2014 annual meeting of shareholders, proposals to be included in the Company’s proxy statement for the 2015 annual meeting of shareholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received on or before May 4, 2015, which the Company believes is a reasonable time before it expects to begin to print and send its proxy materials. Shareholders must deliver the proposals or nominations to the Company’s principal executive offices at the following address: Oragenics, Inc., Attn: Corporate Secretary, 4902 Eisenhower Boulevard, Suite 125, Tampa, Florida 33634.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement of Michael Sullivan.

10.2	Executive Employment Agreement of Albert Fosmoe.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 25th day of February, 2015.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan

Michael Sullivan

Chief Financial Officer